                                                                    EXHIBIT 99.2

[TRANSACT TECHNOLOGIES LOGO]


                                            FOR:  TransAct Technologies, Inc.

                                    APPROVED BY:  Richard L. Cote
                                                  Chief Financial Officer
                                                  (203) 269-1198

FOR IMMEDIATE RELEASE

                                        CONTACT:  Investor Relations:
                                                  Hulus Alpay/Brian Schaffer
                                                  Press: Greg Tiberend/Ellen Paz
                                                  Morgen-Walke Associates
                                                  (212) 850-5600



               TRANSACT TECHNOLOGIES TO CREATE GLOBAL ENGINEERING
                 AND MANUFACTURING CENTER IN ITHACA, NY; ANNUAL
                      COST SAVINGS ESTIMATED AT $4 MILLION

                    --FINANCIAL GUIDANCE PROVIDED FOR 2001--

         Wallingford, CT, February 15, 2001 -- TransAct Technologies Incorporated (NASDAQ: TACT), a leading producer of transaction-based printers for customers worldwide, announced today that it is creating a global engineering and manufacturing center in its Ithaca, New York facility. As part of this strategic decision, TransAct Technologies will consolidate all manufacturing and engineering into its Ithaca, New York facility and close its Wallingford, Connecticut plant by the end of 2001.

         Bart C. Shuldman, Chairman, CEO and President said, "This is a positive step for our Company that will enhance shareholder value. We will have a world-class engineering and operations team located in one facility designing and producing transaction-based printers for the global marketplace. We expect this consolidation will provide approximately $4 million in annual cost savings starting in 2002."

         Mr. Shuldman continued, "Our technology shift to inkjet and thermal printing has allowed us to manufacture printers in up to 80% less time than when the Wallingford plant was brought on-line. The efficiencies created by this technology shift have made this decision possible. We will be able to produce more printers in less space and with fewer personnel when the transition is completed."

         Production is planned to continue at the Wallingford facility until the end of 2001, with individual product lines scheduled to move over the course of the year. No disruptions in shipments of product to the Company's customers are expected.

                                   -- more --

TRANSACT TECHNOLOGIES                                                    PAGE: 2


         The Company estimates that the non-recurring costs associated with the consolidation, including severance pay, employee benefits and other expenses, will be in the $3.0 to $3.5 million range and will be recognized during 2001.

FINANCIAL GUIDANCE

         Regarding the outlook for 2001, Mr. Shuldman said, "We are pleased with the market acceptance of our new POSjet 1000 inkjet printer and the success of our thermal printers for both the POS and casino markets. Although 2001 is difficult to forecast due to the uncertain economic climate, we believe several factors will positively impact the second half of the year. These factors include the planned April launch of the POSjet 1000 by our larger customers to their customer base, as well as the expected launch of our second POSjet product and a new casino printer at the end of June. In addition, we will experience a significant revenue increase in the second half of 2001 due to the $14 million GTECH order we received and announced in January, which will be in full production starting in May and lasting through the end of the year. Based on our outlook at this time, which we believe is appropriately conservative due to the uncertain economy, for 2001 we anticipate revenue in the range of $54-$58 million, and a return to profitability, with earnings before restructuring charges of between $0.05 to $0.09 per share for the full 2001 calendar year."

         Mr. Shuldman concluded, "With the success of our POSjet printer and the growth in our gaming and lottery business, primarily in the casino marketplace, we expect to continue to grow our revenue in 2002. In addition, the impact of the expected $4.0 million cost savings from our plant consolidation will have a significant positive impact on our growth in operating results beginning in 2002."

CONFERENCE CALL

         As previously announced, the Company will host a conference call at 11:00 a.m. (EST) today to discuss fourth quarter and full year 2000 operating results, as well as to discuss this release and to provide financial guidance for 2001 and beyond. Investors can access the conference call via a live webcast on the Company's website at www.transact-tech.com. A replay of the call will be archived on that website.

ABOUT TRANSACT TECHNOLOGIES INCORPORATED

         TransAct designs, develops, manufactures and markets transaction-based printers and related products under the ITHACA(R), MAGNETEC(R) and TransAct.com brand names. The Company's printers are used worldwide to provide receipts, tickets, coupons, register journals and other documents. The Company focuses on the following vertical markets: point-of-sale (POS), gaming and lottery, financial services, kiosk and Internet. TransAct sells its products directly to end users, original equipment manufacturers, value-added resellers and selected distributors. For further information, visit TransAct's web site located at www.transact-tech.com.

                                   -- more --

TRANSACT TECHNOLOGIES                                                    PAGE: 3


The Company's forward-looking statements in this release are subject to a number of risks and uncertainties that could cause actual results to differ materially. Risks and uncertainties include, but are not limited to, customer acceptance and market share gains, both domestically and internationally in the face of substantial competition from competitors that have broader lines of products; successful product development; dependence on significant customers; economic conditions in the United States, Europe and Latin America; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; and the absence of price wars or other significant pricing pressures affecting the Company's products in the United States or abroad.

                                      # # #